Exhibit 99.1

Contact:
Lisa Weeks
+843-383-7524
lisa.weeks@sonoco.com

Steven L. Boyd Appointed to Sonoco Board of Directors

HARTSVILLE, S.C., U.S. – December 9, 2022 – Sonoco (NYSE: SON), a diversified global packaging leader, announced today that Steven L. Boyd has been appointed to its Board of Directors.

Mr. Boyd is a seasoned executive with over 35 years of experience with global Consumer Packaged Goods (CPG) companies. Until his retirement in 2014, he held leadership positions at multiple international firms, including Tate & Lyle, The Coca-Cola Company, and The Dial Corporation, focusing primarily on consumer products sales, marketing, distribution, and customer management. Mr. Boyd currently serves as the Chairman of the Board of Trustees of Johnson C. Smith University, and he has previously served on a number of community and industry boards. A native of Buffalo, New York, Mr. Boyd received his Bachelor of Arts in Political Science from Johnson C. Smith.

“We are thrilled to welcome Steven to Sonoco’s Board of Directors,” said John Haley, Chairman of the Board. “His many years of experience growing and driving sales innovation with consumer products companies will add valuable perspective to the Board as we continue to strengthen our consumer packaging portfolio. Additionally, his passion for driving social impact aligns well with Sonoco’s people-focused culture.”

Mr. Boyd is an independent director, and he is joining both the Audit Committee and the Employee and Public Responsibility Committee.

About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of consumer and industrial packaging and products. The Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com